                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:


Name:  Lehman Brothers Liquid Assets Trust

Address of Principal Business Office (No. & Street, City, State Zip Code)

                                 399 Park Avenue
                          New York, New York 10022-3902

Telephone Number (including area code)

                                 (212) 526-7000

Name and address of agent for service of process:

                                 Jonathan Morris
                                    Secretary
                                 399 Park Avenue
                          New York, New York 10022-3902

                                   Copies to:
                            Kenneth S. Gerstein, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940, as amended, concurrently with the filing of form N-8A:

                                                  YES   X        NO


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the State of New York on the 25th day of June, 2003.



                                             Lehman Brothers Liquid Assets Trust
                                             -----------------------------------
                                             (Name of Registrant)


                                                     By: /s/ Kurt Locher
                                                        ------------------------
                                                         Kurt Locher
                                                         Trustee



Attest: /s/ Jonathan Morris
        -------------------------
        Jonathan Morris
        Secretary